Ford


NEWS

Contact:    George Pipas
            313-323-9216
            gpipas@ford.com

IMMEDIATE RELEASE
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FORD MOTOR COMPANY REPORTS JUNE U.S. SALES INCREASED FROM YEAR AGO

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o Ford Motor Company's June U.S. sales totaled 289,449, up 1 percent compared with a year ago.
o Cars continue upward climb paced by Ford Mustang, Ford Five Hundred and Mercury Montego. June car sales up 9 percent capping first half sales increase.
o Trucks lower but stronger than previous months.

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DEARBORN, Mich., July 1 - Ford Motor Company posted its first monthly sales increase of 2005. In June, U.S. customers purchased or leased 289,449 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Land Rover and Volvo dealers, up 1 percent compared with a year ago.

Car sales totaled 100,438, up 9 percent from last June. This was the largest increase in car sales since December 2002. In the first half, sales of passenger cars were up 1 percent.

"We're pleased with the overall result this month," said Steve Lyons, Ford group vice president North America Marketing, Sales and Service. "On the car side, we are benefiting from the new products we introduced late last year. We expect to build on this momentum when the new Ford Fusion, Mercury Milan, and Lincoln Zephyr debut this fall."






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Among the products introduced last fall, Ford Mustang continues to post impressive gains despite limited availability. In June, Mustang sales were 14,470, up 80 percent from a year ago. In the first half, Mustang sales totaled 96,011, up 31 percent.

The company's new full-size sedans continued to post strong sales. The Ford Five Hundred and Mercury Montego combined for 10,823 sales in June with 85 percent delivered to retail customers. The Ford Freestyle crossover utility posted it best sales month so far (6,820) bringing combined sales for all three Chicago products to 17,643. First half sales for these products totaled 96,424.

Among trucks, the company continued to see higher sales among crossover utility vehicles. Combined sales for the Ford Freestyle, Ford Escape, Mercury Mariner, and Volvo's XC70 and XC90 were 28,342, up 31 percent compared with a year ago. Combined sales for traditional sport utility vehicles SUVs were off 3 percent in June.

Ford's F-Series truck posted June sales of 72,485, down 3 percent from a year ago.

The largest declines in the truck segment were minivans (where Ford's Freestar and Mercury Monterey combined for a decline of 50 percent) and compact pickups (Ford Ranger sales were down 26 percent).










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